Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%

Himax Technologies Korea Ltd.	South Korea	100.0%

Himax Semiconductor, Inc.	ROC	100.0	%(1)

Himax Technologies (Samoa), Inc.	Samoa	100.0	%(1)

Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0	%(2)

Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0	%(2)

Himax Display, Inc.	ROC	82.6	%(1)

Integrated Microdisplays Limited	Hong Kong	82.6	%(3)

Himax Display (USA) Inc.	California, USA	82.6	%(3)

Himax Analogic, Inc.	ROC	98.6	%(1)

Himax Imaging, Inc.	Cayman Islands	100.0%

Himax Imaging, Ltd.	ROC	93.8	%(1)

Himax Imaging Corp.	California, USA	93.8	%(4)

Himax Media Solutions, Inc.	ROC	99.2	%(1)

Harvest Investment Limited	ROC	100.0	%(1)

Himax Technologies Japan Ltd.	Japan	100.0%

Himax Semiconductor (Hong Kong) Limited	Hong Kong	100.0%

Liqxtal Technology Inc.	ROC	64.0	%(1)

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3) Indirectly, through our 82.6% ownership of Himax Display, Inc.

(4) Indirectly, through our 93.8% ownership of Himax Imaging, Ltd.